Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS AND UPDATES ITS FISCAL 2006 BUSINESS OUTLOOK

Meridian, Idaho (February 2, 2006) – MWI Veterinary Supply, Inc. (NASDAQ: MWIV) (“MWI” or “the Company”) announced financial results today for its first quarter ended on December 31, 2005.

Total revenues grew 26.4% to $137.8 million for the quarter ended December 31, 2005 compared to $109.0 million for the quarter ended December 31, 2004.  Net income increased 168.1% to $4.4 million for the quarter ended December 31, 2005 compared to $1.7 million for the quarter ended December 31, 2004. Diluted earnings per share for the quarters ended December 31, 2005 and 2004 was $0.41 and $0.28, respectively.

Growth in revenues was attributed to a number of factors including:

•                  Increased market penetration and product sales to both new and existing customers.  Sales attributable to customers obtained subsequent to the end of the prior comparative period approximated $12.5 million for the quarter ended December 31, 2005 with the remaining due to existing customers.  Included in the $12.5 million are revenues from customers acquired as part of the Vetpo Distributors, Inc. acquisition that was completed in January 2005.

•                  Revenues benefited in the quarter ended December 31, 2005 as compared to the corresponding period in the prior year as a result of the addition of non-steroidal anti-inflammatory drugs for dogs, the addition of new cattle antibiotics and the conversion to a buy/sell arrangement for an equine West Nile Virus vaccine that was a commission-based agency relationship in the prior year.

Gross profit increased by 36.9% to $22.8 million for the quarter ended December 31, 2005 from $16.6 million for the quarter ended December 31, 2004. Rebates grew by approximately $2.8 million in the quarter ended December 31, 2005 as compared to the quarter ended December 31, 2004 contributing to the gross profit dollar increase.  Gross profit as a percentage of total revenues was 16.5% and 15.3% for the quarters ended December 31, 2005 and 2004, respectively.  The Company’s gross profit margin improvement was principally due to the growth in vendor rebates as a percentage of total revenues for the quarter ended December 31, 2005 as compared to the corresponding quarter in the prior year and, to a lesser extent, an increase in commission revenue on sales of agency products.

Operating income increased 47.2% to $7.8 million for the quarter ended December 31, 2005 as compared to $5.3 million for the quarter ended December 31, 2004. The increase in operating income for the quarter was due to increased gross profit, partially offset by increased selling, general and administrative expenses.

President and CEO Jim Cleary commented, “I am very proud of our team members’ continued focus on MWI’s four core values of Customer Service, Integrity, Dedication and Innovation, which resulted in strong quarterly revenues, operating income and net income for the Company.  I am excited about the completion of the relocation of our Denver warehouse operations from a 24,000 square foot facility in Denver, Colorado to a new 58,000 square foot distribution center in December, and the significant progress made during the quarter in the site selection and planning of a new distribution center scheduled to open in Orlando, Florida in our third fiscal quarter.  These new distribution centers will improve our customer service and enable us to continue to grow in the Rocky Mountain and Southeast Regions.”

Business Outlook

The Company is revising its financial guidance for MWI’s fiscal year ending September 30, 2006 and now estimates that revenues will increase to approximately $580 million.  This increase is a result of the Company’s strong revenue growth in the first quarter ended December 31, 2005 and includes estimated revenue growth of approximately 15% during the remainder of the Company’s fiscal year.  The Company estimates that diluted earnings per share will be  $1.07 per share.  Approximately $0.06 of this increase from previous guidance of $0.99 per diluted share is a result of the Company’s strong financial results in its first quarter ended December 31, 2005. The remainder of the increase is the result of a vendor’s modification of its rebate program, shifting the growth targets and payouts from annual calendar growth targets to quarterly calendar growth targets.  This rebate program modification will shift income previously forecasted to be earned in the quarter ended December 31, 2006 to earlier quarters in calendar year 2006.

Conference Call

The Company will be holding a conference call on February 2, 2006 at 11 am Eastern Standard Time to discuss these results and its business outlook. Participants can access the conference call by dialing (800) 289-0468 for calls within the United States or (913) 981-5517 for international calls. The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 9, 2006 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 7407504 or by accessing the Company’s web site.

***********

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands,except per share amounts)

Condensed Consolidated Statements of Income

	Quarter Ended December 31,
	2005	2004
Revenues	$137,816	$108,994
Cost of product sales	115,064	92,370
Gross profit	22,752	16,624
Selling, general and administrative expenses	14,553	11,016
Depreciation and amortization	442	340
Operating income	7,757	5,268
Interest expense	(555)	(1,769)
Other income	135	99
Income before taxes	7,337	3,598
Income tax expense	(2,898)	(1,942)
Net income	$4,439	$1,656
Net income per share - diluted	$0.41	$0.28
Weighted average common shares outstanding - diluted	10,864	5,882

Condensed Consolidated Balance Sheets

	December31, 2005	September 30, 2005
Assets
Cash	$30	$31
Receivables, net	76,820	77,099
Inventories	71,957	68,786
Prepaid expenses and other current assets	1,918	2,011
Assets held for sale	1,422	—
Deferred income taxes	549	482
Total current assets	152,696	148,409
Property and equipment, net	5,899	6,919
Goodwill	29,739	29,739
Intangibles, net	1,597	1,644
Other assets, net	1,547	1,533
Total Assets	$191,478	$188,244
Liabilities
Line-of-credit	$27,283	$24,690
Accounts payable	63,922	69,382
Accrued expenses	7,959	6,341
Current portion of long-term debt	97	97
Total current liabilities	99,261	100,510
Deferred income taxes	641	650
Long-term debt	292	390
Stockholders’ Equity	91,284	86,694

Total Liabilities and Stockholders’ Equity	$191,478	$188,244